EXAMPLE

THIS SOIL RESTORATION NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“ACT”). AS SUCH IT MAY NOT BE THE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED IN ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY SECURITY

SUCH REGISTRATION IS NOT REQUIRED. COPIES OF TO THE COMPANY THAT

ISSUANCE OF THIS NOTE AND THE AGREEMENT COVERING THE

OBTAINED AT NO COST BY RESTRICTION ON ITS TRANSFER MAY BE

THIS NOTE TO WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF

COMPANY’S PRINCIPAL EXECUTIVE OFFICES. THE COMPANY AT THE

IROQUIOS VALLEY FARMS LLC

An Illinois Limited Liability Company

Soil Restoration Note

This note is unsecured and subordinate to the company’s Senior Indebtedness (as defined below).

Principal: __________________ Date: ________________ Evanston, Illinois USA Note Number: 2017-SRN-[nn]

FOR VALUE RECEIVED, Iroquois Valley Farms, LLC, an Illinois limited liability company (the "Company"), promises to pay to the order of ___________________________________________ or permitted assigns (collectively, the "Payee"), the “Principal” amount of ___________________________________ pursuant to the terms hereof. The unpaid Principal shall accrue simple interest (calculated on the basis of a 365-day year) at the “Rate” of 1.50% per annum commencing on the date hereof. Subject to Paragraph 2 below all unpaid principal and interest shall be due and payable in full by 5:00 p.m. local time in Evanston, Illinois on July 15, 2020 (the "Maturity Date") subject to the renewal options in Paragraph 5.

1.	This Soil Restoration Note (the "Note") is one of a group of similar notes (collectively, the "Notes") issued pursuant to the terms of that certain Private Placement Memorandum published by the Company and dated February 8, 2017 (“Private Placement Memorandum”), to be used by the Company to finance the acquisition of additional farmland and to refinance existing debt as described in the Private Placement Memorandum. The Notes are issued pursuant to the Subscription Agreement of even date with the Private Placement Memorandum. Capitalized terms not defined herein shall have the meanings set forth in the Subscription Agreement.

2. All accrued and unpaid interest due on this Note shall be paid to the Payee on and July 15 of each year that this Note shall be outstanding. The January 15thth Principal, and any and all accrued and unpaid interest, shall be paid to the Payee on the Maturity Date (subject to the renewal provisions of Paragraph 5). All

This material is based upon work supported by

the Natural Resources Conservation Service, U.S.

Department of Agriculture, under NRCS Page 1 of 5 Conservation Innovation Grant 69‐3A75‐17‐42.

payments shall be in lawful money of the United States of America at the principal office of the Company or at such other place as the Payee may from time to time designate in writing to the Company. All payments shall be applied first to accrued unpaid interest and thereafter to the Principal.

3. At any time following the one year anniversary of this Note, the Payee may make an election to have this Note paid by the Company within ninety (90) days. If an election is made by the Payee, the Company will pay the Principal balance and accrued and unpaid interest on the Principal Balance of this Note within ninety (90) days of receiving the election from the Payee. To make the election, the Payee shall deliver a written notice evidencing such election to the Company at day prior to the Maturity Date. In the event the Company any time before the 90th receives such a prepayment election notice from the Payee, the Company shall pay to Payee the Principal and all accrued and unpaid interest thereon through and including such 90th day.

  4. The Company intends to utilize a portion of the proceeds of the Note to fund an “Organic Transition Pool” which will be used to support Company tenant and borrowing farmers during the organic transition period by primarily providing rent and/or interest reimbursements. The Company may also use the Organic Transition Pool for other soil restoration purposes, including but not limited to fertility expenses, seed costs and agronomy support. The Organic Transition Pool will be funded with an amount determined by multiplying (i) 0.5%, times, (ii) the outstanding Principal of the Note (per annum and pro-rated for partial period ownership). Proceeds from the sale of the Note will be used to fund the Organic Transition Pool in the first year, and funds from Company operations will be used to fund contributions in subsequent years. Please refer to the Private Placement Memorandum for more information regarding the Organic Transition Pool.

  5. Not earlier than one hundred eighty (180) before, nor later than ninety (90) days before the Maturity Date, the Company may provide Payee with a “Renewal Notice” stating the Company’s intention to allow the Payee to make an election to renew the Note. The Renewal Notice will state the terms and conditions on which the Company is offering such renewal opportunity to the Payee. If the Payee desires to renew this Note on such amended terms and conditions, it will execute an amendment to the Note which will accompany the Renewal Notice and return it to the Company, as therein directed, no later than sixty (60) days prior to the Maturity Date. If the Payee does not wish to renew this Note, it need do nothing and this Note shall be honored by the Company per its terms.

6.	The indebtedness evidenced by this Note is expressly subordinated in right of payment to the extent and in the manner hereinafter set forth to the prior payment in full of all the Company’s Senior Indebtedness (as hereinafter defined). “Senior Indebtedness” shall mean the principal of (and premium, if any) and unpaid interest on (or other payment obligation with respect to) all indebtedness of the Company owed to banks or equipment leasing companies, regardless of whether such indebtedness is secured or unsecured, and regardless of whether such indebtedness is or was incurred prior to or after the date of this Note. Any and all claims arising under or otherwise pursuant to this Note is and shall at all times be subject to and subordinate to the outstanding principal and accrued and unpaid interest of the Senior Indebtedness.

  7. This Note shall be pari passu to the Company’s existing unsecured promissory notes, which are in nature and structure consistent with this Note, future Notes issued pursuant to the Private Placement Memorandum, as well as similarly structured promissory notes issued in future offerings.

  8. The failure to make any payment of Principal or interest when due hereon followed by the failure to make such payment within ten (10) days after written notice thereof given to the Company by Payee shall constitute an event of default under this Note. If an event of default occurs, the Principal and all accrued and unpaid interest thereon shall immediately become due and payable upon Payee’s demand. Payee’s failure to exercise any right hereunder shall not constitute a waiver of the right to exercise the same right for any subsequent event of default.

9.	The Note may be prepaid by the Company in whole or in part at any time without penalty to the Company, provided the Payee is given not less than ninety (90) days’ prior written notice of the Company’s intent to prepay the Note, and, provided further, that such Payee receives the Principal and all accrued and unpaid interest thereon to effect such prepayment.
10.	Except as expressly set forth in this Note, the Company waives presentment for payment, demand, protest and notice of protest for nonpayment of this Note. Any notice permitted or required pursuant to this Note shall be sent to the counterparty at its address below via certified mail, return-receipt requested, or via a reputable overnight courier service, in each case with postage pre-paid. Each such notice shall be deemed received by the addressee on the earlier to occur of the actual date of receipt or the third business day following dispatch.
11.	In no event shall any officer, Manager or member of the Company be liable for any amounts due and payable pursuant to this Note. The Payee, and any one taking through or under the Payee, shall have no recourse against any party except the Company on the basis of the terms and conditions of this Note.
12.	This Note shall be governed in all respects by the internal laws of the State of Illinois without regard for its laws as to conflicts of laws. Any and all disputes arising out of related to this Note shall be adjudicated exclusively in the state and federal courts located in Cook County, Illinois.
13.	The Note is purchased by Payee solely for Payee’s own account and not with any plan or view to its resale prior to its Maturity Date. Payee acknowledges that the Notes have not been registered under the Securities Act of 1933 as amended (the “Act”). As such, neither this Note nor any of the other Notes may be sold, offered for sale, pledged or hypothecated in the absence of an effective registration statement pursuant to the Act as to any such Note or Notes or an opinion of counsel satisfactory to the Company that such registration is not required. Notwithstanding the foregoing, all covenants, agreements and undertakings in this Note by or on behalf of any of the parties shall bind and inure to the benefit of the respective successors and permitted assigns of the parties whether so expressed or not.

[Signature Page Follows]

IN WITNESS WHEREOF, this Note has been executed and delivered by the Company on the date first above written.

Iroquois Valley Farms LLC – Company

X_____________________________________

By: ___________________________________

Title: _________________________________

Address:

708 Church St, Suite 227

Evanston, IL 60201

**Payee signature and address

included by reference to the

Subscription Agreement